EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Energy Transfer Equity, L.P. of our report dated January 23, 2006, relating to the financial statements of Titan Energy Partners, L.P. and subsidiary (the “Partnership”), which appears in the Current Report on Form 8-K/A (Amendment No. 1) of Energy Transfer Equity, L.P. dated June 6, 2007.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 20, 2007